Exhibit 99.1
T-3 Energy Services, Inc. Announces First Quarter 2010 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) – April 29, 2010. T-3 Energy Services, Inc. (NASDAQ:TTES) reported first quarter 2010 net income of $2.0 million, or $0.15 per diluted share, compared to $3.4 million, or $0.26 per diluted share for the fourth quarter of 2009.
Revenues for the first quarter of 2010 were $45.0 million, compared with $52.4 million in the fourth quarter of 2009. The fourth quarter of 2009 revenues included a large international shipment, representing over $9.0 million in revenues, which did not repeat for the first quarter of 2010. International revenues represented 50% of total revenues for the quarter.
Gross profit margins for the first quarter of 2010 were unchanged from the fourth quarter of 2009 at 34.8%. Operating income for the first quarter of 2010 was $2.8 million, compared with $4.7 million in the fourth quarter of 2009.
Steve Krablin, T-3’s Chairman, President and Chief Executive Officer commented, “Led by stronger industry activity, our quarterly bookings increased sequentially by over 10% to $50.3 million, which is our highest bookings level since 2008. During the quarter, our book-to-bill ratio of 1.1 allowed us to increase our March 31st backlog to $39.7 million, which reflects the first sequential quarterly increase in six quarters. We continue to believe that a recovery has started, and we expect improving results throughout 2010 as our revenues and earnings begin to benefit.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Except for historical information, statements made in this release, including those relating to potential future revenues, bookings, cash flow, backlog, growth, business trends and prospects constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “anticipate”, “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2009 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4118

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Revenues:
Products	$36,632	$53,341	$44,430
Services	8,370	9,445	8,007

	45,002	62,786	52,437

Cost of revenues:
Products	24,130	33,181	29,670
Services	5,207	5,579	4,498

	29,337	38,760	34,168

Gross profit	15,665	24,026	18,269

Selling, general and administrative expenses	12,957	18,078	13,817

Equity in earnings of unconsolidated affiliates	106	194	245

Income from operations	2,814	6,142	4,697

Interest expense	(167)	(250)	(189)

Other income, net	62	25	152

Income from operations before provision for income taxes	2,709	5,917	4,660

Provision for income taxes	729	2,097	1,282

Net income	$1,980	$3,820	$3,378

Earnings per common share:
Basic	$.15	$.30	$.26

Diluted	$.15	$.30	$.26

Weighted average common shares outstanding:
Basic	12,915	12,529	12,860

Diluted	13,093	12,605	13,020

T-3 ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,646	$11,747
Accounts receivable – trade, net	32,615	28,450
Inventories	57,574	53,689
Deferred income taxes	3,026	2,485
Prepaids and other current assets	5,582	7,311

Total current assets	105,443	103,682

Property and equipment, net	48,793	49,353
Goodwill, net	88,954	88,779
Other intangible assets, net	31,514	32,091
Other assets	5,994	5,916

Total assets	$280,698	$279,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$17,017	$17,213
Accrued expenses and other	11,443	14,359
Current maturities of long-term debt	—	—

Total current liabilities	28,460	31,572

Long-term debt, less current maturities	—	—
Other long-term liabilities	926	1,144
Deferred income taxes	8,345	8,009

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,061,644 and 13,038,143 shares issued and outstanding at March 31, 2010 and December 31, 2009	13	13
Warrants, 10,157 issued and outstanding at March 31, 2010 and December 31, 2009	20	20
Additional paid-in capital	182,629	181,115
Retained earnings	58,181	56,201
Accumulated other comprehensive income	2,124	1,747

Total stockholders’ equity	242,967	239,096

Total liabilities and stockholders’ equity	$280,698	$279,821